March 1, 2017

Mr. Douglas L. Ludwig
11 Blyth Dale Road
Toronto, Ontario M4N 3M3 Canada

RE: Red Lion Hotels Corporation Offer Letter

Dear Doug:

On behalf of Red Lion Hotels Corporation (the “Company”), we are delighted to offer you the position of Executive Vice President, Chief Financial Officer and Treasurer of the Company. In your new position, you will report to the President and CEO of the Company.

As an officer of the Company, the details of your hire, your compensation and any of your acquisitions and dispositions of stock of the Company may in the future be subject to Securities Exchange Commission reporting rules.

The following outlines the employment package for your position, all of which is conditioned upon government approval of your employment immigration status.

START DATE: March 20, 2017 or the soonest date following government approval of your employment immigration status.

POSITION: Executive Vice President, Chief Financial Officer and Treasurer. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the President and CEO. You will also be required, as appropriate and consistent with other senior executives, to attend and participate in (i) necessary senior executive meetings, committees and councils and (ii) meetings of the Board of Directors of the Company.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $14,423.08, which is equivalent to $375,000 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.

BONUS: In addition to your base salary, you are eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in any bonus plan as may be approved by the Company from time to time for Executive Vice Presidents of the Company. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board. Bonus targets for this position are set for 2017 at 70% of base salary. Any bonus earned by you in 2017 would be prorated for the portion of the year you are employed by the Company.

EQUITY GRANT: At the sole discretion of the Compensation Committee of the Company’s Board, you will receive an annual grant of equity under the Company’s 2015 Stock Incentive Plan (or such successor plan as may be then in effect).  Subject to such discretion, such grant shall be in a value equal to 100% of your base salary, a portion of which shall be issued in the form of restricted stock units (“RSUs”) vesting 25% on each of the first four anniversaries of issuance, and the balance of which shall be issued in the form of performance stock units (“PSUs”) vesting in accordance with performance metrics to be determined by the Compensation Committee in its sole discretion and consistent with the terms and conditions of PSUs issued to the Company’s other executive officers.  In addition, subject to shareholder approval at the Company’s 2017 annual meeting to include additional equity in the Company’s stock incentive plan, you will receive 40,000 Restricted Stock Units in the Company vesting 25% on each of the first four anniversaries of issuance. Upon the scheduled vesting in the ordinary course of business of any RSUs the Company has granted to you, and except as may then otherwise be required by applicable law, such vested RSUs shall be settled exclusively in the common stock of the Company.

CASH PAYMENT: You will receive a cash payment of $45,000, to be paid after six (6) months of employment, subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with the Company prior to the first anniversary of your Start Date, you will be required to reimburse this cash payment to the Company and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes to you or is holding on your behalf.  Should the amount exceed your final paycheck and other funds the Company then owes you, you agree to promptly reimburse the Company any remaining balance at that time.

TEMPORARY HOUSING: To assist in your travels to Denver, Colorado, you shall receive $20,000, subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with the Company prior to the first anniversary of your Start Date, you will be required to reimburse this cash payment to the Company and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes to you or is holding on your behalf.  Should the amount exceed your final paycheck and other funds the Company then owes you, you agree to promptly reimburse the Company any remaining balance at that time.

BENEFITS: You will be eligible to participate in all employee benefit programs on the same terms and conditions as any Company Executive Vice President, as they may be modified from time to time, including:

•	Medical and Dental insurance eligible the first of the month following your Start Date
•	Employee Assistance Program (EAP)
•	Long Term Disability insurance coverage starting the first of the month following your Start Date
•	Flexible Spending Account - Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your Start Date for the following 1st of the month effective date
•	AFLAC - Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following Start Date and also during open enrollment periods
•	Vacation, Holiday, Sick Pay and Disability Programs
•	Participation in the Company 401(k) Retirement Savings Plan with a discretionary match made after the end of each calendar year.
•	Direct Deposit
•	Option to purchase shares of Company stock at a 15% discount through payroll deduction under Red Lion’s Employee Stock Purchase Plan
•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your Start Date
•	Continuing education reimbursement
•	Discounted hotel accommodations for you and your family at Company hotels
A benefit book will be provided to you upon the commencement of your employment, describing the Company’s benefits and eligibility requirements in detail. You will also receive a copy of the Company’s Associate Handbook with information regarding the Company’s policies and procedures.

SEVERANCE BENEFITS:

UPON TERMINATION WITHOUT CAUSE: If the Company terminates your employment without Cause (defined below), the Company will pay you a lump sum payment equal to one-half (1/2) your base annual salary for the then current fiscal year, provided that as a previous condition to such payment, you shall execute and not revoke during any legally applicable revocation period, a mutually acceptable separation agreement and general release.

UPON CHANGE OF CONTROL AND CONSTRUCTIVE TERMINATION: If, during the term of your employment with the Company, there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will, in lieu of severance under the preceding paragraph, be entitled to a lump sum payment equal to the sum of (a) your base annual salary for the then current fiscal year, plus (b) an amount equal to (i) your target annual bonus under the then applicable bonus plan for the then current fiscal year, multiplied by (ii) a fraction, the numerator of which is 365 plus the number of days elapsed in the then current fiscal year at the time of the termination and the denominator of which is 365. In addition, (A) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2015 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the termination of your employment; and (B) all Company imposed restrictions under any restricted stock, restricted stock unit or other similar equity-based awards granted to you by the Company shall be terminated upon the termination of your employment, and the Company shall issue all common stock that underlies such awards but has not yet been issued; provided that (i) if the terms of any such award require you to pay monetary consideration for such stock, the stock underlying such award shall be issued only if you pay such consideration, and (ii) if any restrictions under any such award are performance-based, such restrictions shall terminate and the stock underlying such award shall be issued only if and to the extent expressly provided in the agreement evidencing the award.

As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

“Constructive Termination” shall be deemed to occur if the Company terminates your employment without Cause, or if you voluntarily elect to terminate your employment within thirty (30) days after any of the following events occurring without your consent: (i) there is a significant reduction in your overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company); or (ii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company).

As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), adoption of a plan for liquidation of the Company or for sale of all or substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934).

The severance amounts hereunder shall, subject to COMPLIANCE WITH SECTION 409A below, be paid to you as soon as practicable following the occurrence of the event that entitles you to such payments.

COMPLIANCE WITH SECTION 409A: Notwithstanding any other provision of this letter to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this letter (“Section 409A Deferred Compensation”) that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to, limited by and construed in accordance with the requirements of such section and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such section (such section, regulations and other guidance being referred to herein as “Section 409A”), including the following:

(a)    Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to this letter upon your Constructive Termination shall be paid or provided only at the time of a termination of your employment that constitutes a Separation from Service. For the purposes of this letter, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of your Separation from Service, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to this letter upon your Separation from Service shall be paid or provided commencing on the later of (i) the first business day after the date that is six months after the date of such Separation from Service or, if earlier, the date of your death (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this letter without regard to this paragraph. All such payments and benefits that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c)    Installments. Your right to receive any amounts payable hereunder in two or more installments shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

(d)    Notice Upon Constructive Termination. If you voluntarily elect to terminate your employment under circumstances that would otherwise constitute a Constructive Termination under this letter, a Constructive Termination shall not be deemed to have occurred unless (i) you have given the Company written notice that a specified event has occurred giving you the right to voluntarily terminate your employment and have that be treated as a Constructive Termination, (ii) the Company fails to cure such event within a period of thirty (30) days after the receipt of such notice, and (iii) you voluntarily terminate your employment within thirty (30) days following the end of that period.

PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you. The Company will pay for the costs to secure employment eligibility in the United States.

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION: (a) You agree that during a period after termination of your employment commensurate with the months of base salary you are paid as a benefit in connection with a related severance event, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company.

(b)     You also agree that during your employment at the Company and during a period after termination of your employment commensurate with the months of base salary you are paid as a benefit in connection with a related severance event, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.

BACKGROUND CHECK: The Company has a vital interest in maintaining safe, lawful and efficient working conditions for its employees. With this in mind, employment at the Company is contingent on your satisfactory completion of a background check.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.

The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

We are pleased and proud to be adding your talents to a leadership team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of the Company.

Sincerely,

/s/ Gregory T. Mount
Gregory T. Mount
President and CEO
Red Lion Hotels Corporation

Accepted as of the date first set forth above:

/s/ Douglas L. Ludwig
Douglas L. Ludwig